Exhibit 99.1

PRESS RELEASE

Date: January 31, 2013 Website: www.cubicenergyinc.com Phone: (972) 686-0369	Contact: Donna Luedtke Investor Relations Email: donna@cubicenergyinc.com

Cubic Energy, Inc. Receives Notice from NYSE MKT LLC

Of Intent To File A Delisting Application and Announces Intent To Appeal Such Determination Through A Live Hearing

DALLAS, TX — Cubic Energy, Inc. (NYSE MKT: QBC) (“Cubic” or the “Company”) announced today that it has received a letter from the NYSE MKT LLC (the “Exchange”) indicating that, based upon the Company’s continued non-compliance with the stockholders’ equity requirements for continued listing as set forth in Sections 1003(a)(i-iii) of the Exchange’s Company Guide and the Exchange’s concerns regarding the Company’s financial viability with respect to maturing obligations, as set forth in Section 1003(a)(iv) of the Exchange’s Company Guide, the Company’s common stock is subject to delisting from the Exchange.  The Company plans to file an appeal of the determination by requesting an oral hearing before the Listing Qualifications Panel of the Exchange’s Committee on Securities, which request will stay the delisting determination until at least such time as the Panel renders a determination following the hearing. The Company is taking steps to address the deficiencies raised by the Exchange; however, there can be no assurance that the Company’s appeal will ultimately be successful.

The Company continues to work with Donohoe Advisory Associates LLC, along with its securities counsel, to advise and assist it in the preparation and presentation of information to and arguments before the Exchange.

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company’s oil and gas assets and activity are concentrated primarily in the Haynesville Shale Play located in Northwest Louisiana.   Additional information can be found on Cubic’s website at:  www.cubicenergyinc.com.

If you would like to be added to Cubic’s email distribution list, please email your name and email address to Donna Luedtke, Investor Relations at donna@cubicenergyinc.com.  This email distribution list is notified of all news events (including press releases and scheduled investor conference calls).

This press release includes statements, which may constitute “forward-looking” statements, usually containing the words “believe”, “intend”, “estimate”‘, “project”‘, “expect”‘, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in natural gas prices, the ability to close the purchase of desirable oil and/or natural gas assets, the availability of capital for development of mineral projects and other projects, the availability of capital to satisfy debt obligations, the ability to maintain the listing of the Company’s common stock on NYSE MKT, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party operators for wells in which the Company maintains a working interest, reliance on third party contractors to aid in developing the production infrastructure and in the performance of well completion work, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned. Cubic cannot guarantee the timing of the drilling or any level of production from its wells.